EXHIBIT 99.1

For Immediate Release

Choice Hotels: Scott Oaksmith, Senior Vice President, Real Estate and Finance

Allie Summers, Director, Executive Reporting and Investor Relations

Email: IR@choicehotels.com

CHOICE HOTELS ANNOUNCES EARLY TENDER RESULTS AND INCREASE IN AGGREGATE

MAXIMUM TENDER AMOUNT OF TENDER OFFER FOR ITS OUTSTANDING 5.750% SENIOR

NOTES DUE 2022

ROCKVILLE, Md. (July 23, 2020) — Choice Hotels International, Inc. (NYSE: CHH) (the “Company”) announced today the early tender results for its previously announced tender offer (the “Tender Offer”) to purchase for cash up to an aggregate principal amount of $180,000,000 of its 5.750% Senior Notes due 2022 (the “Notes”). Additionally, the Company announced today that it has amended the Tender Offer by increasing the aggregate maximum tender amount from $180,000,000 to $183,429,000 (as amended, the “Aggregate Maximum Tender Amount”).

Title of Note	CUSIP Number	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Early Tender Premium (per $1,000)	Principal Amount Tendered at Early Tender Time
5.750% Senior Notes due 2022	169905 AE6	$400,000,000	0.125% UST due 06/30/2022	FIT1	+165 bps	$50	$183,429,000

The terms and conditions of the Tender Offer are set forth in the offer to purchase, dated July 9, 2020, as amended by this press release (as the same may be amended or supplemented, the “Offer to Purchase”). The Tender Offer will expire at 12:00 midnight, New York City Time, at the end of August 5, 2020, unless earlier terminated.

As of 5:00 p.m., New York City Time, on July 22, 2020 (such date and time, the “Early Tender Time”), according to information provided by D.F. King & Co., Inc., the tender and information agent for the Tender Offer, the aggregate principal amount of the Notes set forth in the table above under “Principal Amount Tendered at Early Tender Time” had been validly tendered and not validly withdrawn in the Tender Offer. Withdrawal rights for the Notes expired at 5:00 p.m., New York City Time, on July 22, 2020.

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offer will be determined in the manner described in the Offer to Purchase by reference to the fixed spread for the Notes specified in the table above plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified in the table above at 10:00 a.m., New York City Time, today, and is inclusive of the Early Tender Premium as set forth in the table above.

The Company expects to announce the pricing of the Tender Offer and the amount of Notes accepted for purchase later today.

Only holders of Notes who validly tendered and did not validly withdraw their Notes at or prior to the Early Tender Time are eligible to receive the Total Consideration for the Notes accepted for purchase. Holders of Notes will also receive accrued and unpaid interest on their Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the settlement date.

The Company expects to satisfy the financing condition to the Tender Offer later today and, on July 24, 2020, expects to pay for the Notes that were validly tendered prior to or at the Early Tender Time and that are accepted for purchase.

Since the Tender Offer for the Notes was fully subscribed as of the Early Tender Time, the Company will not accept for purchase any Notes validly tendered after the Early Tender Time. Because the aggregate principal amount of the Notes validly tendered and not validly withdrawn prior to the Early Tender Time does not exceed the Aggregate Maximum Tender Amount, the Company expects to accept for purchase all such tendered Notes.

Information Relating to the Tender Offer

Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are serving as the dealer managers for the Tender Offer. Investors with questions regarding the Tender Offer may contact Wells Fargo Securities, LLC at (704) 410-4759 (collect) or (866) 309-6316 (toll-free) or liabilitymanagement@wellsfargo.com, J.P. Morgan Securities LLC at (212) 834-2042 (collect) or (800) 834-4666 (toll-free) or Goldman Sachs & Co. LLC at (212) 357-1452 (collect) or (800) 828-3182 (toll-free).

None of the Company or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the trustee with respect to the Notes is making any recommendation as to whether holders should tender any Notes in response to the Tender Offer, and neither the Company nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes and the Tender Offer does not constitute an offer to buy or the solicitation of an offer to sell the Notes in any jurisdiction or in any circumstances in which such offer or solicitation are unlawful. The full details of the Tender Offer are included in the Offer to Purchase. Holders are strongly encouraged to carefully read the Offer to Purchase, including materials incorporated by reference therein, because they contain important information. The Offer to Purchase may be obtained from D.F. King & Co., Inc., free of charge, by calling (212) 269-5550 (collect, for banks and brokers) or (800) 967-7510 (toll-free, for all others), or by email to chh@dfking.com.

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About Choice Hotels®

Choice Hotels International, Inc. (NYSE: CHH) is one of the largest lodging franchisors in the world. With more than 7,100 hotels, representing more than 590,000 rooms, in over 40 countries and territories as of March 31, 2020, the Choice® family of hotel brands provides business and leisure travelers with a range of high-quality lodging options from limited service to full-service hotels in the upscale, midscale, extended-stay and economy segments. The award-winning Choice Privileges® loyalty program offers members benefits ranging from everyday rewards to exceptional experiences. For more information, visit www.choicehotels.com.

Forward-Looking Statements

When used within this press release, the words “expects,” “believes,” “anticipates,” “plans,” “would,” “should,” “may,” “estimates,” and similar expressions are intended to identify “forward-looking statements,” including but not limited to, statements about the Company’s ability to complete the Tender Offer and reduce its outstanding debt within expected time-frames or at all, and other risks and uncertainties described in the Offer to Purchase. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results to be materially different from those expressed or implied in the forward-looking statements. Such factors include the risks detailed in the Company’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

© 2020 Choice Hotels International, Inc. All rights reserved.